Exhibit 4.4

CERTIFICATE OF DESIGNATION

OF SERIES A-2 CONVERTIBLE PREFERRED STOCK OF

OCCAM NETWORKS, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

I, Howard M. Bailey, do hereby certify:

1. That I am the duly elected and acting Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Corporation”).

2. That pursuant to the authority conferred upon the Board of Directors by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation formed a Special Committee of the Board of Directors which, on November 18, 2003, adopted the following resolution creating a series of 3,000,000 shares of Preferred Stock designated as Series A-2 Convertible Preferred Stock as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Special Committee of the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, the Special Committee hereby creates a series of Preferred Stock of the Corporation, par value $0.001 per share, and hereby states the designation and number of shares and fixes the relative rights, preferences, privileges, and limitations thereof, as follows:

1. Definitions.

(a) “Closing Price” shall mean (A) if the Common Stock is then listed for trading on a national securities exchange or the Nasdaq National Market, the closing sales price for one share of Common Stock on a measurement date or (B) if the Common Stock is actively traded over-the-counter, the average of the closing bid and ask prices for one share of the Corporation’s Common Stock on a measurement date.

(b) “Conversion Price” shall mean $0.11 (as adjusted in accordance with Section 6 below).

(c) “Series A-2 Liquidation Preference” shall mean an amount equal to $15.00 per share of Series A-2 Preferred Stock (as adjusted for any stock split, stock dividend or distribution, recapitalization, or similar event with respect to the Series A-2 Preferred Stock) plus an amount equal to all declared but unpaid dividends on each share of Series A-2 Preferred Stock.

(d) “Series A-2 Price” shall mean $10.00 (as adjusted for any stock split, stock dividend or distribution, or similar event with respect to the Series A-2 Preferred Stock).

(e) “Stockholder Approval” shall mean approval by the Corporation’s stockholders of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock such that, upon such approval, the Corporation would then have authorized and available for issuance a sufficient number of shares of Common Stock to permit the conversion of all then outstanding shares of Series A-2 Preferred Stock into Common Stock at the Conversion Price and the exercise and/or conversion of all other options, warrants and convertible securities of the Corporation (outstanding or reserved).

(f) “Stockholder Approval Date” shall mean the first Trading Day after the date Stockholder Approval has been obtained.

(g) “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

2. Designation and Amount. The shares of such series shall be designated as “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred Stock”) and the number of shares constituting Series A-2 Preferred Stock shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of shares of Series A-2 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, or upon the conversion of any outstanding securities issued by the Corporation, that are exercisable for or convertible into shares of Series A-2 Preferred Stock.

3. Dividends. No dividends shall accrue or be payable in respect of the Series A-2 Preferred Stock; provided, however, in the event the Corporation shall pay any dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock or other securities and rights solely convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), the holders of Series A-2 Preferred Stock (as of the record date fixed for the determination of holders of Common Stock entitled to receive such dividend) shall be entitled to receive an equivalent dividend based on the number of shares Common Stock then issuable upon conversion of the Series A-2 Preferred Stock pursuant to Section 6(a) below, which dividend shall be paid to the holders of the Series A-2 Preferred Stock at the same time that the corresponding dividend is paid on the Common Stock.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation”), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(i) The holders of the Series A-2 Preferred Stock shall be entitled to receive for each share of Series A-2 Preferred Stock then held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount equal to the Series A-2 Liquidation Preference. If, upon occurrence of such event, the assets and funds distributed among the holders of the Series A-2 Preferred Stock are insufficient to permit the payment to such holders of the full

Series A-2 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Series A-2 Preferred Stock based on the number of shares of Series A-2 Preferred Stock held by each such holder.

(ii) After giving effect to the provisions of Section 4(a)(i), all of the remaining assets of the Corporation shall be distributed among the holders of Common Stock and Series A-2 Preferred Stock pro-rata based on the number of shares of Common Stock held by each such holder (assuming conversion into Common Stock of all outstanding Series A-2 Preferred Stock) until the holders of Series A-2 Preferred Stock shall have received $30.00 per share of Series A-2 Preferred Stock (as adjusted for any stock split, stock dividend or distribution, recapitalization, or similar event with respect to the Series A-2 Preferred Stock) then held by them; thereafter if assets of the Corporation remain, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(iii) Notwithstanding the above, for purposes of determining the amount each holder of shares of Series A-2 Preferred Stock is entitled to receive with respect to a Liquidation, each such holder of shares of Series A-2 Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted or whether there are sufficient shares of authorized Common Stock to permit the actual conversion of all shares of Series A-2 Preferred Stock into Common Stock) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Series A-2 Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series A-2 Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A-2 Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(iv) In connection with any distribution upon a Liquidation hereunder, distributions to holders of Common Stock and Series A-2 Preferred Stock shall consist of equivalent forms of consideration, and in the event such form of consideration consists of cash and consideration other than cash, the proportion of cash and non-cash consideration shall be equivalent with respect to distributions to holders of Common Stock and Series A-2 Preferred Stock.

(b) For purposes of this Section 4, either of the following shall be treated as a Liquidation: (i) a reorganization, consolidation, merger or similar transaction of the Corporation with or into any other entity or entities (but excluding any merger effected solely for purposes of reincorporating the Corporation in another jurisdiction), or the merger or other similar transaction of any other entity or entities into the Corporation (including such a transaction with an existing stockholder of the Corporation), in which the stockholders of the Corporation, immediately prior to such merger or other transaction hold in the aggregate and on a substantially pro rata basis, immediately after such merger or other transaction, less than a majority of the outstanding voting securities of the surviving or successor corporation or its parent or (ii) a sale of all or substantially all of the assets of the Corporation. The vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A-2 Preferred Stock may waive the treatment as a Liquidation for purposes of this Section 4 of any event or transaction that would otherwise constitute a Liquidation.

(c) If any assets of the Corporation distributed to stockholders in connection with a Liquidation of the Corporation are other than cash, then the value of such assets shall be their fair market value as reasonably determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten trading day period ending five trading days prior to the distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten trading day period ending five trading days prior to the distribution.

(iii) if there is no public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

In the event of a merger or other acquisition of the Corporation by another entity, the date of the distribution shall be deemed to be the date such transaction closes.

5. Redemption. The Corporation shall not have the right to call or redeem at any time any shares of Series A-2 Preferred Stock.

6. Conversion.

(a) Right to Convert. Subject to Section 6(b) below, each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Stockholder Approval Date at the office of the Corporation or any transfer agent for the Series A-2 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Price by the then-effective Conversion Price (the “Conversion Rate”)

(b) Automatic Conversion. Each outstanding share of Series A-2 Preferred Stock shall be automatically converted into shares of Common Stock at the then-effective Conversion Rate upon the written consent of holders of not less than 66 2/3% of the then-outstanding Series A-2 Preferred Stock.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A-2 Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall (after aggregating all shares held by such holder) pay cash equal to such fraction (rounded to the nearest second decimal) multiplied by the average of all Closing Prices over the ten Trading Days immediately prior to (but not including) the effective date of conversion (determined as set forth herein). Before any holder of Series A-2 Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A-2 Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 6(b), the outstanding shares of Series A-2 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A-2 Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation (which may include a requirement of bond) from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A-2 Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Any elective conversion pursuant to Section 6(a) shall be deemed to be effective immediately prior to the close of business on the date of surrender of the certificate(s) representing the shares of Series A-2 Preferred Stock to be converted together with the written notice electing the conversion thereof. Any automatic conversion pursuant to Section 6(b) shall be deemed to be effective immediately prior to the close of business on the date the requisite written consent described in Section 6(b) has been executed and delivered to the Corporation.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 6(d), the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which the first share of Series A-2 Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any securities of the Corporation (other than Common Stock) convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or pursuant to Section 6(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date; provided, however, that “Additional Shares of Common Stock” shall not mean shares of Common Stock issued, issuable or, pursuant to Section 6(d)(iii), deemed to be issued:

(a) upon conversion of the Series A-2 Preferred Stock authorized herein or upon conversion of Convertible Securities, provided that such Convertible Securities shall be deemed to be Additional Shares of Common Stock;

(b) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Corporation’s Board of Directors;

(c) as a dividend or distribution on the Series A-2 Preferred Stock;

(d) to customers, commercial partners (including technology partners, marketing partners, or distribution partners), and vendors of the Company on terms approved by the Board of Directors, provided that any securities so issued shall be deemed to be Additional Shares of Common Stock in the event their value, in any single transaction and as determined in good faith by the Board of Directors, exceeds $1,000,000;

(e) to banks, commercial lenders, equipment lessors, and other financial institutions in connection with commercial leasing or debt financing transactions, the terms of which are approved by the Board of Directors, provided that any securities so issued shall be deemed to be Additional Shares of Common Stock in the event their value, in any single transaction and as determined in good faith by the Board of Directors, exceeds $1,000,000;

(f) in connection with or pursuant to the acquisition by the Corporation of another corporation or business, whether by merger, asset purchase, consolidation, reorganization, or similar transaction, on terms approved by the Board of Directors, provided that any securities so issued shall be deemed to be Additional Shares of Common Stock in the event their value, in any single transaction and as determined in good faith by the Board of Directors, exceeds $1,000,000;

(g) in connection with a firm commitment underwritten public offering pursuant to a registration statement filed with the U.S. Securities and Exchange Commission; and

(h) in connection with any transaction for which adjustment is made pursuant to Sections 6(e) hereof.

(ii) Adjustment of Conversion Price. In the event the Corporation shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Series A-2 Conversion Price in effect on the date of and immediately prior to such issuance (a “Dilutive Event”), then and in such event, the then-effective Series A-2 Conversion Price shall be adjusted as follows:

(A) in the case of a Dilutive Event occurring on or before the date six months after the Original Issue Date (the “Six Month Anniversary Date”), the Series A-2 Conversion Price shall be reduced, concurrently with such Dilutive Event, to a price (calculated to the nearest cent) equal to the consideration per share for which such Additional Shares of Common Stock are so issued; and

(B) in the case of a Dilutive Event occurring after the Six Month Anniversary Date, the Series A-2 Conversion Price shall be reduced, concurrently with such Dilutive Event, to a price (calculated to the nearest cent) determined by multiplying the Series A-2

Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A-2 Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued; provided, however, that for purposes of this Section 6(d)(ii)(B), all shares of Common Stock issued or issuable upon conversion of the then-outstanding Series A-2 Preferred Stock, conversion of other then outstanding Convertible Securities, and upon exercise of then-outstanding Options with an exercise price of $0.25 or less shall be deemed to be outstanding.

(C) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Dilutive Event (the “First Dilutive Event”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Dilutive Event other than the First Dilutive Event as a part of the same transaction or series of related transactions as the First Dilutive Event (a “Subsequent Dilutive Event”), then and in each such case upon a Subsequent Dilutive Event the Series A-2 Conversion Price shall be adjusted to the Series A-2 Conversion Price that would have been in effect had the First Dilutive Event and each Subsequent Dilutive Event all occurred on the closing date of the First Dilutive Event.

(iii) Determination of Consideration. For purposes of this Section 6(d), the consideration received by the Company for the issue or sale of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company without any deduction for commissions and excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. In the case of issuance of Options or Convertible Securities, the following provisions shall apply for all purposes of Section 6(d):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to be Additional Shares of Common Stock issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph 6(d)(iii)(A)), if any, received by the Company upon the issuance of such Options plus the exercise price provided in such Options for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such Convertible Securities or upon the exercise or conversion of any Convertible Securities issued upon exercise or conversion of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued at the time such Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any Convertible Securities (the consideration in each case to be determined in the manner provided in subparagraph 6(d)(iii)(A)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise or conversion of such Options or Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A-2 Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or Convertible Securities.

(4) Upon the expiration or termination of any such Options or Convertible Securities, the Series A-2 Conversion Price to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities which remain in effect) actually issued upon the conversion or exchange of such securities or upon the exercise of the Options (but without affecting shares of Common Stock already issued upon conversion of any shares of Preferred already converted).

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subparagraphs 6(d)(iii)(B)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraph 6(d)(iii)(B)(3) or (4).

(e) Other Adjustments to Conversion Price

(i) Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise) at any time after the filing of this Certificate of Designation of Series A-2 Preferred Stock, into a greater number of shares of Common Stock, or the Corporation shall at any time or from time to time after the date of such filing, declare or pay any dividend on the Common Stock payable in shares of Common Stock, the Series A-2 Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A-2 Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased based on the same basis.

(ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time after the filing of this Certificate of Designation of Series A-2 Preferred Stock, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Corporation or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 6 or as otherwise provided in Section 3), (B) evidences of indebtedness issued by the Corporation or other persons, or (C) assets (excluding cash dividends) or options or rights not referred to in subparagraph 6(d)(iii)(B), then and in each such event provision shall be made so that the holders of Series A-2 Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Series A-2 Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A-2 Preferred Stock.

(iii) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time after the filing of this Certificate of Designation of Series A-2 Preferred Stock, the Common Stock issuable upon conversion of the Series A-2 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 6(b)), the Series A-2 Conversion Price then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Series A-2 Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Series A-2 Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Series A-2 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A-2 Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(f) No Impairment. Except as authorized by the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of the Series A-2 Preferred Stock, the Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A-2 Preferred Stock.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-2 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-2 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A-2 Preferred Stock.

7. Voting Rights. Except as otherwise required by law, the holders of Series A-2 Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote. Each holder of Series A-2 Preferred Stock shall have one vote for each full share of Common Stock into which the Series A-2 Preferred Stock would be convertible pursuant to Section 6(a) hereof as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to such vote (assuming the Stockholder Approval Date has occurred).

8. Reacquired Shares. Any shares of Series A-2 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred stock of the Corporation or any similar stock or as otherwise required by applicable law.

9. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

IN WITNESS WHEREOF, Occam Networks, Inc. has caused this Certificate of Designation to be executed by Howard M. Bailey, its Secretary and Chief Financial Officer, this 19th day of November, 2003.

OCCAM NETWORKS, INC.

/s/ Howard M. Bailey
Howard M. Bailey

[Signature Page to Certificate of Designation of Series A-2 Convertible Preferred Stock of Occam Networks, Inc.]